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Exhibit 3.1

ARTICLES OF INCORPORATION
OF

CommunitySouth Bancshares, Inc.

ARTICLE ONE
NAME

        The name of the corporation is CommunitySouth Bancshares, Inc. (the "Corporation").

ARTICLE TWO
ADDRESS AND REGISTERED AGENT

        The street address of the initial registered office of the Corporation shall be Keenan Building, 1330 Lady Street, Columbia, SC 29201-3332. The name of the Corporation's initial registered agent at such address shall be Thomas Brumgardt.

Date: March 30, 2004	Signed:	/s/ THOMAS BRUMGARDT Thomas Brumgardt as Registered Agent

ARTICLE THREE
CAPITALIZATION

        The Corporation shall have the authority, exercisable by its board of directors, to issue up to 10,000,000 shares of voting common stock, par value $.01 per share, and to issue up to 10,000,000 shares of preferred stock, par value $.01 per share. The board of directors shall have the authority to specify the preferences, limitations and relative rights of each class of preferred stock.

ARTICLE FOUR
NO PREEMPTIVE RIGHTS

        The shareholders shall not have any preemptive rights to acquire additional stock in the Corporation.

ARTICLE FIVE
NO CUMULATIVE VOTING RIGHTS

        The Corporation elects not to have cumulative voting, and no shares issued by this Corporation may be cumulatively voted for directors of the Corporation (or for any other decision).

ARTICLE SIX
LIMITATION ON DIRECTOR LIABILITY

        No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

            (i)  any breach of the director's duty of loyalty to the Corporation or its shareholders;

           (ii)  acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law;

          (iii)  liability imposed under Section 33-8-330 (or any successor provision or redesignation thereof) of the Act; and

          (iv)  any transaction from which the director derived an improper personal benefit.

        If at any time the Act shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended, without further action by the shareholders, unless the provisions of the Act, as amended, require further action by the shareholders.

        Any repeal or modification of the foregoing provisions of this Article Six shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

ARTICLE SEVEN
CONTROL SHARE ACQUISITIONS

        The provisions of Title 35, Chapter 2, Article 1 of the Code of Laws of South Carolina shall not apply to control share acquisitions of shares of the Corporation.

ARTICLE EIGHT
CLASSIFIED BOARD OF DIRECTORS

        At any time that the Board has six or more members the terms of office of directors will be staggered by dividing the total number of directors into three classes, with each class accounting for one-third, as near as may be, of the total. The terms of directors in the first class expire at the first annual shareholders' meeting after their election, the terms of the second class expire at the second annual shareholders' meeting after their election, and the terms of the third class expire at the third annual shareholders' meeting after their election. At each annual shareholders' meeting held thereafter, directors shall be chosen for a term of three years to succeed those whose terms expire. If the number of directors is changed, any increase or decrease shall be so apportioned among the classes as to make all classes as nearly equal in number as possible, and when the number of directors is increased and any newly created directorships are filled by the board, the terms of the additional directors shall expire at the next election of directors by the shareholders. Each director, except in the case of his earlier death, written resignation, retirement, disqualification or removal, shall serve for the duration of his term, as staggered, and thereafter until his successor shall have been elected and qualified.

ARTICLE NINE
CONSIDERATION OF OTHER CONSTITUENCIES

        In discharging the duties of their respective positions and in determining what is in the best interests of the Corporation, the board of directors, committees of the board of directors, and individual directors, in addition to considering the effects of any actions on the Corporation and its shareholders, may consider the interests of the employees, customers, suppliers, creditors, and other constituencies of the Corporation and its subsidiaries, the communities and geographical areas in which the Corporation and its subsidiaries operate or are located, and all other factors such directors consider pertinent. This provision solely grants discretionary authority to the board of directors and shall not be deemed to provide to any other constituency any right to be considered.

ARTICLE TEN
NAME AND ADDRESS OF THE SOLE INCORPORATOR

        The sole incorporator is Thomas Brumgardt, whose address is Keenan Building, 1330 Lady Street Columbia, SC 29201-3332.

        IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as of the date indicated below.

Date: March 30, 2004	/s/ THOMAS BRUMGARDT Thomas Brumgardt Sole Incorporator

CERTIFICATION

        I, Thomas Brumgardt, an attorney licensed to practice in the State of South Carolina, certify that the Corporation has complied with the requirements of Chapter 2, Title 33 of the Code of Laws of South Carolina 1976, relating to the Articles of Incorporation.

Date: March 30, 2004

/s/ THOMAS BRUMGARDT (Signature)
Thomas Brumgardt Nelson Mullins Riley & Scarborough, LLP Keenan Building 1330 Lady Street Columbia, SC 29201-3332

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  Exhibit 3.1
CERTIFICATION